                                                                      Exhibit 18

July 20, 2004

Mr. Richard J. Harshman
Executive Vice President-Finance
   and Chief Financial Officer
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222

Dear Mr. Harshman:

Note 3 of the notes to consolidated condensed financial statements of Allegheny Technologies Incorporated for the six month period ended June 30, 2004 describes a change in the method of accounting for last-in, first-out ("LIFO") inventories by reducing the overall number of Company-wide inventory pools from fifteen to eight and changing from the double-extension to link-chain technique. There are no authoritative criteria for determining a preferable method of calculating LIFO inventories based on the particular circumstances; however, we conclude that such change in the method of calculating LIFO inventories is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2003, and therefore we do not express any opinion on any financial statements of Allegheny Technologies Incorporated subsequent to that date.

                                Very truly yours,

                                /s/ Ernst & Young, LLP

                                       51